UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 28, 2025 (April 25, 2025)

T1 Energy Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-274434	93-3205861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1211 E 4th St.

Austin, Texas 78702

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: 409-599-5706

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	TE	The New York Stock Exchange
Warrants, each whole warrant exercisable for one Common Stock at an exercise price for $11.50 per share	TE WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement of Daniel Barcelo as Chief Executive Officer

On April 25, 2025, Daniel Barcelo, Chief Executive Officer (“CEO”) of T1 Energy Inc., a Delaware corporation (the “Company”), and its subsidiaries (collectively, the “Group”) and Chairman of the board of directors of the Company (the “Board”) entered into an employment agreement with T1 Energy Holding Inc. (a member of the Group), setting forth the terms and conditions of his employment as CEO of the Group (the “Barcelo Employment Agreement”).

Pursuant to the Barcelo Employment Agreement, Mr. Barcelo will receive an annual base salary of $800,000 (“Base Salary”) and an annual cash incentive bonus opportunity in an amount up to 100% of his Base Salary pursuant to the Company’s short-term incentive plan. In addition, Mr. Barcelo will be eligible to receive annual equity awards in accordance with the Company’s 2021 Equity Incentive Plan (the “Equity Incentive Plan”). For the 2025 fiscal year, Mr. Barcelo’s annual equity awards will consist of two separate awards: (i) restricted stock units (“RSUs”) covering a number of shares of common stock of the Company with a Fair Market Value (as defined in the Equity Incentive Plan) at the time of grant equal to 150% of his Base Salary, which will vest in substantially equal tranches on each of the first three anniversaries of the grant date, subject to his continued active employment with the Company on the applicable vesting date and (ii) RSUs covering a number of shares of common stock of the Company with a Fair Market Value at the time of grant equal to 150% of his Base Salary, which will fully vest on the first anniversary of the grant date, subject to his continued active employment with the Company on the vesting date. Mr. Barcelo will also receive certain benefits, including paid vacation and health benefits.

If Mr. Barcelo’s employment is terminated by the Company without cause or if he resigns for good reason, Mr. Barcelo will be eligible to receive (i) continued payment of one year of his then-current base salary (which will increase to 18 months of his then-current base salary if such termination occurs within 12 months following a Change in Control (as defined in the Equity Plan)), (ii) any earned but unpaid annual cash bonus payable in respect of any previously completed fiscal year, (iii) a pro-rated annual cash bonus for the year in which his termination of employment occurs, (iv) up to six months of reimbursed COBRA premiums and (v) unless Mr. Barcelo transitions to a Board only role following such termination of employment, full accelerated vesting of all unvested equity awards (with any performance-based equity awards being deemed achieved at target performance levels). The foregoing severance payments and benefits are subject to Mr. Barcelo’s execution and non-revocation of a release of claims and continued compliance with his post-employment restrictive covenants.

In the event of a Change in Control, any equity award granted to Mr. Barcelo between April 25, 2025 and April 25, 2026 will become fully vested upon such Change in Control. In addition, if Mr. Barcelo no longer serves as CEO of the Group (except in connection with a termination of his employment for cause, his resignation without good reason or as a result of his death or disability), any unvested portion of his RSU award granted on January 1, 2025 will become fully vested at the time he ceases to serve as the CEO of the Group.

Pursuant to the Barcelo Employment Agreement, Mr. Barcelo will be subject to certain restrictive covenants, including 12 month post-termination non-competition and non-solicitation covenants and indefinite non-disparagement and confidentiality covenants.

The foregoing description of the Barcelo Employment Agreement is qualified in its entirety by reference to the full text of the Barcelo Employment Agreement, which is attached hereto as Exhibit 10.1, and incorporated herein by reference.

Item 8.01 Other Events

Appointment of Andrew Munro as New Chief Legal Officer and Chief Compliance Officer

On April 28, 2025, in connection with Peter del Vecchio’s departure as Interim Chief Legal Officer and Chief Compliance Officer, the Company announced Andrew Munro as its Chief Legal Officer and Chief Compliance Officer. Mr. Munro is expected to commence employment with the Company on May 1, 2025.

The press release is being furnished pursuant to Item 8.01 and will not be deemed to be filed for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise be subject to the liabilities of that section, nor will it be deemed to be incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Employment Agreement between T1 Energy Holding Inc. and Daniel Barcelo, dated April 25, 2025.
99.1	Press Release issued by T1 Energy Inc. on April 28, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

T1 ENERGY INC.

	By:	/s/ Joseph Evan Calio
		Name:	Joseph Evan Calio
		Title:	Chief Financial Officer

Dated: April 28, 2025

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